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                                                                      (d)(2)(ii)

                               AMENDED SCHEDULE A

                               WITH RESPECT TO THE

                             SUB-ADVISORY AGREEMENT

                                     BETWEEN

                              ING INVESTMENTS, LLC

                                       AND

                       AELTUS INVESTMENT MANAGEMENT, INC.

                                             ANNUAL SUB-ADVISER FEE
                                  ---------------------------------------------
SERIES                            (AS A PERCENTAGE OF AVERAGE DAILY NET ASSETS)
--------------
ING MagnaCap Fund                         0.4500% of first $30 million of assets
                                          0.3375% on next $220 million of assets
                                          0.2813% on next $200 million of assets
                                     0.2250% of assets in excess of $450 million